Exhibit 16.1

January 24, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Vivint Smart Home, Inc. (formally known as Mosaic Acquisition Corp.) included under Item 4.01 of its Form 8-K dated January 17, 2020. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on January 17, 2020, following completion of the Company’s audit for the year ended December 31, 2019, which consists only of the accounts of the pre-merger Special Purpose Acquisition Company. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York